PROVINCE OF MANITOBA
NOTES TO THE QUARTERLY FINANCIAL REPORT
FOR THE THREE MONTHS – APRIL TO JUNE 2003

This report presents the unaudited financial results of the Province of Manitoba for the first quarter of the 2003/04 fiscal year.

This report is based on the organizational structure of departments established in the 2002/03 Estimates as well as the in-year reorganization of departments announced on September 25, 2002. This structure is consistent with the current 2003/04 funding authority that was established by the interim supply Special Warrants which were based on the 2002/03 Estimates of Expenditure. The 2003/04 Estimates of Expenditure have not yet been approved by the Legislature. The comparative data provided for the 2002/03 fiscal year has been restated to reflect the organizational structure on which this report is based.

FIRST QUARTER – ACTUAL TO ESTIMATE

The first quarter result of a net expenditure (excess expenditure over revenue) of $207.9 million was $85.0 million less than the projection of $292.9 million primarily due to expenditures being less than estimated. The estimated expenditures for the first quarter were developed in order to meet requirements related to the interim Special Warrant. As such, the actual amounts were less than estimated requirements. Expenditures were $92.7 million less than planned for the three month period while revenues were $7.7 million less than projected.

FIRST QUARTER COMPARED TO PREVIOUS YEAR’S RESULTS

Total revenues were $159.8 million more than the same period last year. This increase in revenue is primarily due to the receipt of $91.7 million in supplementary Canada Health and Social Transfer (CHST) payments. Retail Sales Tax receipts increased by $7.9 million, or 4.7%, during the first quarter.

Total expenditures were $84.7 million higher than the same period last year with the largest increases occurring in the departments of Advanced Education and Training, Education and Youth and Health. Costs related to the 2003 General Election are reflected in the increase for Legislative Assembly. Improvements in debt servicing costs continue to be achieved.

In total, the first quarter net expenditure was $75.0 million less than for the same period last year.

CAPITAL INVESTMENT

Departmental expenditures for tangible capital assets were $7.5 million less than estimated for the first quarter primarily due to timing variances. The $3.7 million level of expenditure during the first quarter was comparable to expenditures of $3.5 million for the same period last year.

DEBT RETIREMENT

The 2003 Budget provides for a $96.4 million contribution to the Debt Retirement Fund. As required by the balanced budget legislation, an allocation committee determines the share of those funds directed to pension or general purpose debt. In the 2003 Budget plan, the 2003/04 allocation is $48.0 million to pension liability and $48.0 million against General Purpose Debt, subject to the decision of the Allocation Committee. The status of the Debt Retirement Fund is outlined on page 9.

Province of Manitoba – Financial Quarterly

YEAR END PROJECTION

The 2003 Budget was tabled in the Legislature on April 22, 2003. The Budget projected a $10 million positive balance based on total expenditures of $7.2 billion. Following the General Election on June 3, 2003 the Legislature reconvened and reinstated the 2003 Budget. However, the Estimates of Expenditure have yet to be reviewed and approved by the Legislature and the Government continues to operate under the authority of Special Warrants. The Legislature is scheduled to reconvene on September 8, 2003.

Special Warrants have been issued to provide for increased Emergency Expenditures including $15.0 million for agricultural support related to the bovine spongiform encephalopathy (BSE) program as well as additional resources for this year’s extraordinary efforts to fight forest fires. These warrants result in a $33.0 million increase in the 2003/04 projected expenditure level for Emergency Expenditures (from $25.0 million to $58.0 million). In addition, there are continued pressures on health expenditures as well as costs resulting from the 2003 General Election.

While the economy continues to perform well and the majority of revenues continue on track, because of dry and drought conditions throughout Manitoba, revenues dependent on water flows (Water Power Rentals, Manitoba Hydro) are not meeting expectations.

The Province will access the Fiscal Stabilization Fund to support unanticipated expenditures related to BSE and extraordinary forest fire suppression costs. As announced in the 2003 Budget, a cross departmental initiative will examine departmental operations with the objective of improving methods of operation, reducing costs and increasing in-year savings. In addition, debt servicing costs are currently projected below budget levels due to favourable interest rates. The combination of these factors will help offset requirements resulting from lower Hydro related revenues and expenditure pressures such as costs of the recent election. More complete information on revenue and expenditure, available for the second quarter report, will provide the basis for a revised year-end projection.

The status of the Fiscal Stabilization Fund is provided on page 10.

BORROWING ACTIVITY

The original estimate of borrowing requirements identified in the 2003 Budget was $2,032.6 million including refinancing, funding for Manitoba Hydro and Health’s capital programs and new self sustaining requirements. This requirement has increased to $2,172.6 million to accommodate debt called prior to maturity.

For the period April 1, 2003 to June 30, 2003, $841.5 million has been borrowed of which $525.9 million was raised in the public market.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE AND EXPENDITURE
FOR THE THREE MONTHS ENDED JUNE 30, 2003
(with comparative figures for June 30, 2002)
(UNAUDITED)

				2003/04
2002/03	2003/04	INCREASE
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE

(thousands of dollars)				(thousands of dollars)
			Revenue
984,622	1,020,235	35,613	Own Source Revenue	1,020,235	1,027,715	(7,480)
484,622	608,772	124,150	Government of Canada	608,772	608,978	(206)

1,469,244	1,629,007	159,763	Total Revenue	1,629,007	1,636,693	(7,686)

			Expenditure
1,659,629	1,755,902	96,273	Program Expenditure	1,755,902	1,845,229	(89,327)
92,496	80,976	(11,520)	Debt Servicing	80,976	84,407	(3,431)

1,752,125	1,836,878	84,753	Total Expenditure	1,836,878	1,929,636	(92,758)

(282,881)	(207,871)	(75,010)	Net Revenue/(Expenditure)	(207,871)	(292,943)	(85,072)
			Interfund Transfers
—	—	—	Debt/Pension Repayment	—	—	—
—	—	—	Fiscal Stabilization Fund	—	—	—

(282,881)	(207,871)	(75,010)	Balance Under Balanced Budget Legislation	(207,871)	(292,943)	(85,072)

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE THREE MONTHS ENDED JUNE 30, 2003
(with comparative figures for June 30, 2002)
(UNAUDITED)

				2003/04
2002/03	2003/04	INCREASE
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE

(thousands of dollars)				(thousands of dollars)
			Taxation:
			Finance
421,880	427,604	5,724	- Individual Income Tax	427,604	427,608	(4)
62,034	71,580	9,546	- Corporation Income Tax	71,580	71,580	—
45,235	35,246	(9,989)	- Corporation Capital Tax	35,246	40,700	(5,454)
26,215	26,132	(83)	- Gasoline Tax	26,132	26,300	(168)
11,238	25,858	14,620	- Insurance Corporations Tax	25,858	25,536	322
3,452	4,477	1,025	- Land Transfer Tax	4,477	3,529	948
41,339	43,442	2,103	- Levy for Health and Education	43,442	42,900	542
—	7,054	7,054	- Mining Tax	7,054	6,800	254
10,407	10,211	(196)	- Motive Fuel Tax	10,211	10,400	(189)
165,773	173,641	7,868	- Retail Sales Tax	173,641	171,400	2,241
11,446	11,168	(278)	- Revenue Act, 1964, Part I	11,168	10,400	768
33,662	32,207	(1,455)	- Tobacco Tax	32,207	33,100	(893)
403	535	132	- Environmental Protection Tax	535	490	45

833,084	869,155	36,071		869,155	870,743	(1,588)
			Industry, Trade and Mines
582	669	87	- Oil and Natural Gas Tax	669	797	(128)

833,666	869,824	36,158		869,824	871,540	(1,716)
			Other Revenue:
23,316	17,907	(5,409)	Conservation – Water Power Rentals	17,907	23,263	(5,356)
6,666	5,498	(1,168)	Conservation – Other	5,498	6,495	(997)
22,393	24,841	2,448	Transportation and Government Services	24,841	24,908	(67)
63,000	63,000	—	Manitoba Lotteries Corporation	63,000	63,000	—
16,500	18,900	2,400	Manitoba Liquor Control Commission	18,900	18,600	300
—	—	—	Manitoba Hydro	—	—	—
19,081	20,265	1,184	Other Departments	20,265	19,909	356

150,956	150,411	(545)		150,411	156,175	(5,764)

984,622	1,020,235	35,613	Total Own Source Revenue	1,020,235	1,027,715	(7,480)

			Government of Canada:
288,804	309,678	20,874	Equalization	309,678	309,678	—
182,208	190,074	7,866	Canada Health and Social Transfer (CHST)	190,074	190,074	—
—	90,678	90,678	CHST Supplement	90,678	90,678	—
13,610	18,342	4,732	Other Departments	18,342	18,548	(206)

484,622	608,772	124,150		608,772	608,978	(206)

1,469,244	1,629,007	159,763	Total Revenue	1,629,007	1,636,693	(7,686)

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART A – OPERATING EXPENDITURE
FOR THE THREE MONTHS ENDED JUNE 30, 2003
(with comparative figures for June 30, 2002)
(UNAUDITED)

				2003/04
2002/03	2003/04	INCREASE
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE

(thousands of dollars)				(thousands of dollars)
6,232	10,934	4,702	Legislative Assembly	10,934	12,199	(1,265)
889	913	24	Executive Council	913	970	(57)
6,695	8,144	1,449	Aboriginal and Northern Affairs	8,144	9,060	(916)
115,628	126,159	10,531	Advanced Education and Training	126,159	134,840	(8,681)
13,708	13,001	(707)	Agriculture and Food	13,001	16,790	(3,789)
1,063	1,141	78	Civil Service Commission	1,141	1,360	(219)
1,872	1,949	77	Community Support Programs	1,949	1,930	19
33,803	31,839	(1,964)	Conservation	31,839	36,690	(4,851)
16,924	17,184	260	Culture, Heritage and Tourism	17,184	18,220	(1,036)
350,158	367,092	16,934	Education and Youth	367,092	367,950	(858)
13,243	13,323	80	Employee Pensions and Other Costs	13,323	15,750	(2,427)
2,544	6,421	3,877	Energy, Science and Technology	6,421	7,570	(1,149)
201,631	200,470	(1,161)	Family Services and Housing	200,470	212,100	(11,630)
39,030	38,416	(614)	Finance – Departmental Costs	38,416	40,260	(1,844)
92,496	80,976	(11,520)	Finance – Debt Servicing Costs	80,976	84,407	(3,431)
688,710	737,210	48,500	Health	737,210	760,140	(22,930)
3,564	4,179	615	Healthy Child Manitoba	4,179	5,140	(961)
5,216	4,680	(536)	Industry, Trade and Mines	4,680	5,530	(850)
25,249	33,189	7,940	Intergovernmental Affairs	33,189	44,450	(11,261)
48,853	50,806	1,953	Justice	50,806	50,450	356
6,723	7,314	591	Labour and Immigration	7,314	8,010	(696)
186	183	(3)	Seniors Directorate	183	200	(17)
2,615	2,620	5	Sport	2,620	2,640	(20)
223	234	11	Status of Women	234	280	(46)
67,449	69,001	1,552	Transportation and Government Services	69,001	75,220	(6,219)
356	479	123	Enabling Appropriations	479	1,840	(1,361)
7,065	9,021	1,956	Other Appropriations	9,021	15,640	(6,619)

1,752,125	1,836,878	84,753	Total Expenditure	1,836,878	1,929,636	(92,758)

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART B – CAPITAL INVESTMENT
FOR THE THREE MONTHS ENDED JUNE 30, 2003
(with comparative figures for June 30, 2002)
(UNAUDITED)

				2003/04
2002/03	2003/04	INCREASE
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE

(thousands of dollars)				(thousands of dollars)
—	—	—	Agriculture and Food	—	30	(30)
17	22	5	Conservation	22	170	(148)
126	185	59	Family Services and Housing	185	220	(35)
1	148	147	Finance	148	320	(172)
166	94	(72)	Health	94	1,500	(1,406)
322	193	(129)	Justice	193	420	(227)
1,757	2,474	717	Transportation and Government Services	2,474	3,480	(1,006)
1,118	563	(555)	Other Appropriations	563	5,000	(4,437)

3,507	3,679	172	Total Capital Investment	3,679	11,140	(7,461)

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
JUNE 30, 2003
(with comparative figures for March 31, 2003)
(UNAUDITED)

Canadian	Canadian
Dollar	Dollar	Increase		Canadian	Canadian	Increase
Equivalent	Equivalent	(Decrease)		Dollar	Dollar	(Decrease)
at Date of	at Date of	June 30/03		Valuation	Valuation	June 30/03
Issue	Issue	over		(Note 1)	(Note 1)	over
June 30/03	Mar 31/03	Mar 31/03		June 30/03	Mar 31/03	Mar 31/03

(thousands of dollars)				(thousands of dollars)
			Direct Debt Payable in:
11,629,109	11,840,549	(211,440)	Canadian Dollars	11,601,309	11,812,749	(211,440)
2,808,798	3,209,198	(400,400)	Issues Swapped to Canadian Dollars	2,880,238	3,348,799	(468,561)
2,887,656	2,493,251	394,405	U.S. Dollars	2,984,032	2,813,877	170,155
959,752	1,433,767	(474,015)	Issues Swapped to U.S. Dollars	852,757	1,431,227	(578,470)

18,285,315	18,976,765	(691,450)	Total Direct Debt	18,318,336	19,406,652	(1,088,316)

			Guaranteed Debt Payable in:
1,107,772	979,202	128,570	Canadian Dollars	1,107,772	979,202	128,570
—	—	—	U.S. Dollars			—

1,107,772	979,202	128,570	Total Guaranteed Debt	1,107,772	979,202	128,570

19,393,087	19,955,967	(562,880)	Total Direct and Guaranteed Debt (Note 2)	19,426,108	20,385,854	(959,746)
4,886,095	5,679,730	(793,635)	Less: Sinking Fund Investments	4,886,095	5,679,730	(793,635)
153,042	151,850	1,192	Less: Debt Retirement Fund	153,042	151,850	1,192

14,353,950	14,124,387	229,563	Net Direct and Guaranteed Debt (Note 3)	14,386,971	14,554,274	(167,303)

See notes on following page.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
JUNE 30, 2003
(with comparative figures for March 31, 2003)
(UNAUDITED)

NOTES:

1.	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at June 30, 2003 and March 31, 2003.

2.	Direct and Guaranteed Debt are payable in Canadian and U.S. dollars. As at June 30, 2003, total gross debt was payable 80% in Canadian dollars and 20% in U.S. dollars. Of this total, General Purpose Debt and Other Debt was payable 98% in Canadian dollars (97% at March 31, 2003) and 2% in U.S. dollars (3% at March 31, 2003) while Manitoba Hydro was payable 50% in Canadian dollars (47% at March 31, 2003) and 50% in U.S. dollars (53% at March 31, 2003).

3.	The above debt was issued for the following purposes:

	June 30, 2003		March 31, 2003

	(in thousands)	(per capita)	(in thousands)	(per capita)

		(Note 6)		(Note 6)
General Government Programs	6,341,849	5,494	6,354,604	5,513
The Manitoba Hydro-Electric Board	6,209,148	5,379	6,343,756	5,503
Capital Investments (Note 4)	244,900	212	294,900	256
Manitoba Hospital Facilities (Note 4)	406,000	352	445,000	386
Other	1,185,074	1,027	1,116,014	968

Total (Note 5)	14,386,971	12,464	14,554,274	12,626

4.	Capital Investments are the stock of tangible assets held by government. These are paid off over the useful life of the assets (See Main Estimates page 157 for details.). Manitoba Hospital Facilities debt was recorded as Provincial debt for the first time in 2000/01. Previously, this debt was held in the name of individual health facilities at a higher overall cost to taxpayers. Hospital facilities debt is repaid over terms up to 20 years.

5.	The $167.3 million decrease in total debt is primarily due to maturing issues not yet refinanced combined with the impact of a stronger Canadian dollar.

6.	Per capita debt is based upon population figures at July 31, 2003 as reported by Statistics Canada. Taxpayer supported debt including debt for general government programs decreased as a result of maturing debt not yet refinanced and the impact of a stronger Canadian dollar. Self sustaining debt including Manitoba Hydro decreased due to maturing self sustaining debt not yet refinanced and the impact of a stronger Canadian dollar. Manitoba Hydro’s U.S. dollar revenues are sufficient to pay the interest and principal on all outstanding U.S. dollar debt.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
DEBT RETIREMENT FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

	2003/04	2002/03
	Projection (1)	Actual (2)

	(thousands of dollars)
Fund Balance, Beginning of Year	151,822	100,444

Revenue:
Interest Earnings	6,000	3,200
Transfer from Operating Fund	96,357	96,357

	102,357	99,557

Expenditure:
Transfer to Operating Fund for:
- Pension Obligation (3)	(48,000)	(48,179)

Fund Balance, End of Year	206,179	151,822

Notes:

(1)	Based on projection included in the 2003 Budget

(2)	Based on 2002/03 Preliminary Year-End Financial Report

(3)	The actual allocation of funds for 2003/04 will be determined by the Allocation Committee as per The Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
FISCAL STABILIZATION FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

	2003/04	2002/03
	Projection	Actual (1)

	(thousands of dollars)
Fund Balance, Beginning of Year	221,151	247,254

Revenue:
Interest Earnings	5,454	6,709

Interfund Transfers (2)
Transfer to the Operating Fund	(48,000)	(36,213)
Transfer from the Operating Fund
- Re: Year-end surplus	10,000	3,501

	(38,000)	(32,712)

Fund Balance, End of Year	188,605	221,251

NOTES:

(1)	Based on 2002/03 Preliminary Year-End Financial Report

(2)	Based on projection included in the 2003 Budget

Province of Manitoba – Financial Quarterly